Exhibit 99.1

Fifth Third Bancorp Announces Charges, Expectations for Fourth Quarter 2007 Results

Management Discussion of Trends

Fifth Third expects fourth quarter 2007 earnings to be reduced by increased provision expenses for credit losses and a non-cash charge to lower the current cash surrender value of one of our Bank-Owned Life Insurance (“BOLI”) policies. Current expectations for the fourth quarter of 2007 are reported earnings per share of approximately $0.24 to $0.27. For the full year 2007, reported earnings per share are expected to be approximately $2.19 to $2.22. These full-year reported results include a $0.10 per share non-cash charge related to the third quarter settlement of VISA litigation disclosed in our third quarter 2007 10-Q. Fourth quarter and full year reported results are also expected to include approximately $0.01 per share of merger-related and restructuring charges associated with our acquisition of R-G Crown in November.

Provision expense for loan and lease losses for the quarter is expected to be approximately $275 million, an increase of approximately $135 million from the third quarter of 2007. Additionally, we expect to record provision expense for unfunded commitments (reported in other noninterest expense) of approximately $10 million. The BOLI charge is expected to lower other noninterest income by approximately $100-110 million. No tax benefit is associated with this loss; consequently, reported net income would decline by the same amount. These items are described more fully below.

Additionally, we may be required to record an additional non-cash charge in the fourth quarter related to potential future VISA litigation settlements; however, that amount, if required, cannot be currently estimated.

Provision for loan and lease losses and unfunded commitments:

Provision expense for loan and lease losses in fourth quarter 2007 is currently expected to be approximately $275 million. The provision is expected to exceed charge-offs by approximately $105 million and raise the reserve to loan ratio to 1.15 percent. The increase in provision expense for loan and lease losses is primarily driven by higher current charge-offs as well as higher loss expectations resulting from trends in nonperforming and other criticized assets. The increase in allowance for loan losses is being driven primarily by higher allocations related to home equity loans as well as commercial construction and commercial mortgage loans.

As noted above, we also expect to record provision expense for unfunded commitments in other noninterest expense of approximately $10 million.

Net charge-offs are currently anticipated to be approximately $170 million, or 86 bps, in the fourth quarter of 2007 and 60 bps for the full year 2007. The charge-off ratio on commercial loans is expected to be approximately 63 bps, with approximately 13 bps related to a $15 million fraud-related charge-off on a $19 million commercial loan. Within the commercial portfolio, we expect significant increases in fourth quarter charge-off ratios in the commercial construction and commercial mortgage portfolios. An expected increase in the commercial and industrial loan charge-off ratio is driven by the fraud-related charge-off mentioned above. The charge-off ratio on consumer loans is expected to be approximately 117 bps. Increases in charge-off ratios within the consumer portfolio are being driven by significantly higher home equity and mortgage losses and by the move of approximately $2 billion of auto loans to loans held for sale during the third and fourth quarters of 2007.

Nonperforming assets (NPAs) at the end of the quarter are expected to increase approximately 49 percent from the third quarter of 2007, to approximately 1.30 percent of loans, leases and other real estate owned. The impact of the addition of R-G Crown to nonperforming assets levels is outlined below. Commercial NPAs are expected to increase approximately 51 percent from the third quarter of 2007, driven primarily by deterioration in the commercial construction and commercial mortgage portfolios and in Eastern Michigan and Florida, including NPAs added from R-G Crown. Consumer NPAs are expected to increase approximately 46 percent from the third quarter of 2007, driven by growth in the residential mortgage and home equity portfolios and in Michigan and Florida, including NPAs added from R-G Crown. Troubled debt restructurings for consumer borrowers are expected to total approximately $48 million during the quarter, or 18 percent of the expected 46 percent consumer NPA growth rate and seven percent of the expected 49 percent total NPA growth rate. Other assets including other real estate owned (OREO) is expected to increase approximately 28 percent, primarily in OREO. Loans 90 days past due are expected to increase approximately 17 percent from the third quarter of 2007, primarily in the residential mortgage and home equity loan portfolios.

R-G Crown is expected to contribute approximately $37 million to fourth quarter NPA levels—$27 million in commercial NPAs and $10 million in consumer NPAs. These NPAs represent approximately five percent of the expected 49 percent fourth quarter total NPA growth rate; six percent of the expected 51 percent commercial NPA growth rate; and four percent of the expected 46 percent consumer NPA growth rate. R-G Crown NPAs represent four bps of the expected fourth quarter NPA ratio. Loans 90 days past due at R-G Crown were $23 million and represent approximately six percent of the expected 17 percent loans 90 days past due growth rate.

Bank-owned life insurance:

As noted above, we expect to record a non-cash charge in other noninterest income of approximately $100-110 million after-tax in the fourth quarter of 2007 to reduce the cash surrender value of one of our Bank-Owned Life Insurance (“BOLI”) policies. We purchased the underlying policies at issue in late 2004 and early 2005.

We invest in BOLI to provide an efficient form of funding for long-term retirement and other employee benefits. As such, our BOLI investments are intended to be long-term holdings to provide for future payment of long-term liabilities. We do not intend to surrender our BOLI policies and therefore do not expect to incur actual losses on the policies over their lives. However, we are required under generally accepted accounting principles to record the value of our BOLI policies each quarter at their cash surrender value.

During the third and fourth quarters, the value of the separate account investments underlying the policy at issue declined significantly due to disruptions in the credit markets and the recent and unusual widening of spreads between U.S. treasuries/swaps versus municipal bonds and bank trust preferred securities. The separate account investments have also been adversely affected by the extreme illiquidity in the asset-backed securities market.

The policy at issue has a stable value agreement through a large, well-rated multi-national insurance carrier that provides limited cash surrender value protection from declines in the value of the separate accounts’ underlying investments. However, actual declines in value that are expected to be recorded in the fourth quarter of 2007 will exceed the remaining levels of cash surrender value protection. Presently, the decline in value is expected to require a charge of approximately $100-110 million after-tax against the cash surrender value; however, the actual amount of the write-down to be recorded in the quarter will depend on the value of the separate account investments underlying the policy at year-end. Additionally, in future quarters, the cash surrender value of this policy may increase or decrease further depending on market conditions related to the underlying investments.

Other trends:

The net interest margin is expected to be approximately 3.25 percent in the fourth quarter and approximately 3.35 percent for the full year 2007, reflecting the impact of the addition of R-G Crown and higher NPAs. This is modestly lower than our expectations entering the fourth quarter. Other revenue, expense, and balance sheet trends are currently expected to be broadly in line with expectations and our outlook for full year 2007.

Other Events

We will report fourth quarter and full year 2007 earnings on January 22, 2008. The earnings announcement will be available at www.53.com at approximately 6:30 AM ET. We will host a conference call at approximately 8:30 AM ET the morning of the release to discuss results.

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $104 billion in assets, operates 18 affiliates with 1,181 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,153 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2007, has $232 billion in assets under care, of which it managed $34 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Global Select Market System under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (3) changes in the interest rate environment reduce interest margins; (4) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (5) our ability to maintain required capital levels and adequate sources of funding and liquidity; (6) changes and trends in capital markets; (7) competitive pressures among depository institutions increase significantly; (8) effects of critical accounting policies and judgments; (9) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (10) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (11) ability to maintain favorable ratings from rating agencies; (12) fluctuation of Fifth Third’s stock price; (13) ability to attract and retain key personnel; (14) ability to receive dividends from its subsidiaries; (15) potentially dilutive effect of future acquisitions on current shareholders' ownership of Fifth Third; (16) effects of accounting or financial results of one or more acquired entity; (17) difficulties in combining the operations of acquired entities; (18) ability to secure confidential information through the use of computer systems and telecommunications network; and (19) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC's Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

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